Exhibit 5.1

GRACIN & MARLOW, LLP
The Chrysler Building
405 Lexington Avenue, 26 th Floor
New York, New York 10174

January 24, 2014

The Board of Directors of
Andalay Solar, Inc.
1475 S. Bascom Ave. Suite 101
Campbell, CA  95008

Ladies and Gentlemen:

We have acted as counsel to Andalay Solar, Inc., a Delaware corporation (the “Company”), and are rendering this opinion in connection with the filing of a Registration Statement on Form S-1 (File No. 333-        ) (the “Registration Statement”) by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of  the sale by the Company of up to 35,000,000 shares (the “Shares”) of common stock par value $0.001 per share (the “Common Stock”).  The Shares are to be sold by the Company pursuant to an Equity Purchase Agreement by and between the Company and Southridge Partners II, LP (the “Equity Purchase Agreement”), the form of which has been filed as Exhibit 10.39 to the Registration Statement.

As counsel to the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly and validly authorized, and upon their respective issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable under the laws of the State of Delaware.

We express no opinion as to matters governed by any laws other than the substantive laws of the State of Delaware and the federal laws of  the United States of America, as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.  This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Sincerely,

/s/ Gracin & Marlow, LLP

GRACIN & MARLOW, LLP